Exhibit 99

Joly starts first official day as President, Chief Executive Officer of Best Buy

RICHFIELD, Minn. - September 4, 2012 - Best Buy Co., Inc. has announced that today is Hubert Joly's first official day as President and Chief Executive Officer of the company. Joly, appointed to his position August 20, 2012 by the Board of Directors, will spend his first week on the job working as a Blue Shirt in several Best Buy locations in the Minneapolis-St. Paul area.

"Best Buy is a company with an amazing history, enormous assets and great opportunities," Joly said. "I am eager to start working with everybody at Best Buy to define and take the actions that will allow us to win in the marketplace, and to be seen by all of our stakeholders as the best buy."

Contact:

Kelly Groehler, (612) 291-6115 or kelly.groehler@bestbuy.com